EXHIBIT 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Zack Kubow (investors) (646) 536-7017 / 7036 scarrington@theruthgroup.com zkubow@theruthgroup.com

Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Completes New Credit Facility

SAN DIEGO, June 22, 2007 /PRNewswire-FirstCall/ — CryoCor, Inc. (Nasdaq: CRYO - News) today announced the pay off in full of its existing $7.0 million debt facility, and the completion of a new credit facility with a syndicate of lenders comprised of Oxford Finance Corporation, ATEL Ventures and Silicon Valley Bank. Under the terms of the new credit facility, CryoCor will receive $6.0 million and will have access to an additional $8.0 million if CryoCor receives approval from the United States Food and Drug Administration, or FDA, to market its CryoCor Cardiac Cryoablation System for the treatment of atrial flutter, or AFL, and if CryoCor also raises an additional $20.0 million in equity financing. In conjunction with the new credit facility, CryoCor will issue warrants to the lenders to purchase an aggregate of approximately 90,000 shares of common stock, with the exact number of shares and the exercise price for the warrants to be determined on the date of the initial advance. Based on the proceeds from the initial advance under the new credit facility, CryoCor expects that its cash resources will be sufficient to fund the Company until the fourth quarter of 2008. The DiBari Group represented CryoCor as its exclusive agent for the debt transaction.

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the Company’s ability to meet the requirements that would permit it to borrow the second $8.0 million tranche under the credit facility, and the sufficiency of CryoCor’s cash resources to finance the Company to the fourth quarter of 2008, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including whether or not the Company’s pre-market approval for the treatment of atrial flutter is approved by the FDA, whether or not the Company is able to raise an additional $20.0 million in new equity securities and other risks and uncertainties identified in CryoCor’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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